Exhibit 3.144
ARTICLES OF INCORPORATION
     We, the undersigned, incorporators, hereby associate ourselves together to form and establish a corporation FOR profit under the laws of the State of Kansas.
     FIRST: The Name of the Corporation is Burgan Trucking and Excavating, Inc.
     SECOND: The Location of its Principal Place of Business in this state is Box 98, Scammon, Kansas 66773.
     *THIRD: The Location of its Registered Office in this State is RFD #3, Columbus, Cherokee County, Kansas 66725.
     *FOURTH: The Name and Address of its Resident Agent in this State is James A. Burgan, RFD #3, Columbus, Cherokee County, Kansas 66725.
     FIFTH: This Corporation is organized FOR profit and the nature of its business is:
     (a) To carry on a general trucking, excavating, earthmoving, land clearing, tractor and contracting business, and to that end to lease, own, manufacture, acquire, deal in, advertise, and dispose of cranes, bulldozers, tractors, trucks, rigging, trucks, automobiles, and other vehicles, and kindred appliances and equipment.
     (b) To buy or acquire otherwise, to own, hold, lease, sell or dispose otherwise of, and to mortgage or encumber otherwise real property and personal property of all kinds.
     (c) To engage in any lawful act or activity for which corporations may be organized under the Kansas general corporation code.
     SIXTH: The total amount of capital of this corporation is $200,000.00, and the total number of shares into which it is divided is as follows: 2,000 shares of common stock, no class, without nominal or par value.
     The stockholders of the corporation shall have at all times the preemptive right to subscribe to any or all additional issues of stock of the corporation of any or all classes. There is reserved to the corporation and existing stockholders the right to purchase and acquire the stock of a selling stockholder before sale to a non-stockholder. The corporation will have the prior right to purchase and acquire said stock and if the corporation does not desire to purchase and acquire such stock, such stock shall be offered to existing stockholders in accordance with the by-laws.
     SEVENTH: The Names and Places of Residence of each of the INCORPORATORS: James A. Burgan, RFD #3, Columbus, Kansas; Collette M. Burgan, RFD #3, Columbus, Kansas.
     EIGHTH: This Corporation shall have perpetual existence.
     NINTH: The Number of Directors shall be not less than two (2) nor more than six (6).
     IN TESTIMONY WHEREOF, we have hereunto subscribed our names this 21st day of August, A. D. 1975.

/s/ James A. Burgan James A. Burgan

/s/ Collette M. Burgan Collette M. Burgan

STATE OF KANSAS	)
	)	ss.
COUNTY OF CRAWFORD	)
     Personally appeared before me, a Notary Public in and for Crawford County, Kansas, the above-named James A. Burgan and Collette M. Burgan, who are personally known to me to be the same persons who executed the foregoing instrument of writing, and duly acknowledged the execution of the same.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my official seal, this 21st day of August A.D., 1975.

/s/ Glenda L. Woods Notary Public

My Commission Expires:	GLENDA L. WOODS
STATE NOTARY PUBLIC
CRAWFORD COUNTY, KANSAS
MY COMM. EXP. MAY 12, 1979

FOR PROFIT
CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
BURGAN TRUCKING AND EXCAVATING, INC.

(Name of Corporation)
We,     Anthony M. Kielar                                                                                                                                     President or Vice President, and
    David Kamenesky                                                                                                                                          Secretary or Assistant Secretary, of
(Secretary or Assistant Secretary)
the above named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of said corporation, the board advised a resolutions setting forth the following amendment to the Articles of Incorporation and declaring its advisability:
ARTICLE FIRST of the ARTICLES OF INCORPORATION be amended to: The Name of Corporation is American Disposal Services of Kansas, Inc.
ARTICLE SECOND of the ARTICLES OF INCORPORATION be amended to: The Location of its Principal Place of Business in this State is 202 North Elm, Pittsburg, Crawford County, Kansas 66762.
ARTICLE THIRD of the ARTICLES OF INCORPORATION be amended to: The Location of its Registered Office in this State is 202 North Elm, Pittsburg, Crawford County, Kansas 66762.
ARTICLE FOURTH of the ARTICLES OF INCORPORATION be amended to: The Name and Address of its Resident Agent in this State is Joseph H. Page, 202 North Elm, Pittsburg, Crawford County, Kansas 66762.

     We further certify that thereafter, pursuant to said resolution, and in accordance with the by-laws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.
     We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.
     We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.
(over)

     In Witness Whereof, we have hereunto set our hands and affixed the seal of said corporation this 25th day of January 1993.

/s/ Anthony M. Kielar Anthony M. Kielar Vice President

/s/ David Kamenesky David Kamenesky Secretary or Assistant Secretary

State of KANSAS	}
ss.
County of CRAWFORD
Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared Anthony M. Kielar, Vice President and David Kamenesky, Secretary or Assistant Secretary of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate, and duly acknowledge the execution of the same this 25th day of January, 1993.

/s/ Mark Loy Notary Public My appointment or commission expires 3-13-1994
PLEASE SUBMIT THIS DOCUMENT IN DUPLICATE
WITH $20 FILING FEE, TO:
Secretary of State
2nd Floor, State Capital
Topeka, KS 66612-1594
(913) 296-4564